CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Kiora Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Kiora Pharmaceuticals, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is December 28, 2004, and was amended and restated by the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 18, 2015, as amended by (i) a Certificate of Amendment to the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 10, 2018 and effective as of that date, (ii) a Certificate of Amendment to the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 28, 2019 and effective as of August 30, 2019, (iii) a Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 25, 2020 and effective as of that date, (iv) a Certificate of Ownership and Merger Merging Kiora Pharmaceuticals, Inc. with and into EyeGate Pharmaceuticals, Inc., which included a change of the name of EyeGate Pharmaceuticals, Inc. to Kiora Pharmaceuticals, Inc., as filed with the Secretary of State of the State of Delaware on November 5, 2021 and effective as of November 8, 2021, (v) a Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 23, 2022, and (vi) a Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 1, 2024 (as amended and restated, the “Certificate”).

THIRD: The Corporation hereby amends the Certificate as follows:

ARTICLE IV, Subsection (A) of the Certificate is hereby amended by adding the following paragraph at the end of such section:

“Upon the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, each nine (9) shares of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.01 per share. No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the Board of Directors. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

FOURTH: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The Certificate of Amendment shall be effective on June 11, 2024 at 12:01 am ET.

IN WITNESS WHEREOF, Kiora Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its president and chief executive officer this 6th day of June, 2024.

KIORA PHARMACEUTICALS, INC.

By: /s/ Brian M. Strem, Ph.D.
Name:  Brian M. Strem, Ph.D.
Title: President and Chief Executive Officer